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                                                                    EXHIBIT 99.2



The following news release was distributed via PR Newswire at 1:00 p.m. ET Monday, December 18, 2000:

MECHANICAL DYNAMICS COMPLETES ESTECH ACQUISITION

ANN ARBOR, Mich. - Mechanical Dynamics, Inc. (Nasdaq: MDII), a worldwide provider of functional virtual prototyping software and services, announced today that it has completed the acquisition of ESTECH, a computer-aided engineering (CAE) service provider based in Yokohama, Japan, from Nissan Motor of Japan and Structural Dynamics Research Corporation (SDRC).

Under the terms of the agreement, ESTECH (Engineering Solutions & TECHnology) will become a wholly owned subsidiary of Mechanical Dynamics. The total purchase price paid, less ESTECH cash, approximated $4.7 million, including other acquisition-related costs. For its fiscal year ended March 31, 2000, ESTECH reported revenue of $6.6 million. Excluding any one-time acquisition-related charges, the transaction is expected to be neutral to Mechanical Dynamics' fourth-quarter 2000 earnings and accretive to the company's calendar year 2001 earnings.

Except for historical information contained herein, some matters discussed in this news release constitute forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those projected. These include possible delays in developing, completing, or shipping new or enhanced products, as well as other risks and uncertainties that are detailed from time to time in reports filed by Mechanical Dynamics, Inc. with the Securities and Exchange Commission, including Mechanical Dynamics, Inc.'s 1999 Annual Report and Form 10-K and most recent Quarterly Report on Form 10-Q.

Mechanical Dynamics pioneered the field of mechanical system simulation with its market-leading ADAMS(r) software, and remains committed to extending the capabilities of this technology to benefit manufacturers in every industry worldwide. Additional information about Mechanical Dynamics can be obtained by writing to the company at 2300 Traverwood Drive, Ann Arbor, Michigan 48105.
Phone: 734-994-3800. Fax: 734-994-6418. E-mail: info@adams.com. Online:
www.adams.com.

Editor's advisory: ADAMS and the Mechanical Dynamics logo are registered trademarks of Mechanical Dynamics, Inc.

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Contact: Investor Relations, Dave Peralta, Vice President and Chief Financial
Officer, 734-913-2508; Media Relations, Carrie G. Bachman, Corporate Communications Specialist, 734-913-9251



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